Exhibit 99.1

Individual Trustees
Gary C. Evans
Thomas H. Owen, Jr.
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE 919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THAT THE UNITS OF BENEFICIAL INTEREST IN THE TRUST WILL BE SUSPENDED FROM TRADING BY THE NASDAQ

AUSTIN, TEXAS DECEMBER 28, 2010—TEL OFFSHORE TRUST announced that the units of beneficial interest in the Trust, or Units, will be suspended from trading by the NASDAQ prior to the opening of trading on January 3, 2011. As a result, the last day that the Units will be traded on the NASDAQ will be December 31, 2010.  Beginning January 3, 2011, the Units will be quoted on the OTCQB™ Marketplace.

As previously announced, the trustees of the Trust have determined that it is in the best interest of the Trust to voluntarily delist the Units from the NASDAQ; the decision to delist voluntarily was based primarily on the Trust’s desire to conserve its cash reserves. Accordingly, the Trust will file a Form 25 with the Securities and Exchange Commission on January 3, 2011. In connection with such delisting, the NASDAQ will suspend the trading of the Units prior to the opening of trading on January 3, 2011.  Following the voluntarily delisting of the Units from NASDAQ, the Trust intends to continue to file reports pursuant to the requirements of the Securities Exchange Act of 1934, as amended.

The Trust has arranged for the Units to be quoted on the OTCQB™ Marketplace, effective January 3, 2011. The Trust has been advised by Pink OTC Markets Inc., which operates an electronic quotation service for securities traded over-the-counter (“OTC”), that the Units will be immediately eligible for quotation on the OTCQB™ Marketplace on January 3, 2011.  The OTCQB™ Marketplace is a market tier for OTC-traded companies that are registered and reporting with the Securities and Exchange Commission.

About Pink OTC Markets Inc.

Pink OTC Markets Inc. is a financial information and technology services company that operates an inter-dealer electronic quotation and trading system in the OTC securities market. It is not registered with the Securities and Exchange Commission as a stock exchange or a broker-dealer firm. Investors should contact a broker-dealer firm to trade in a security quoted on the OTCQB™ Marketplace or the other OTC tiers operated by Pink OTC Markets Inc. More information is available at http://www.otcmarkets.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations that involve a number of risks and uncertainties.  Actual results may differ materially from the results expressed in forward-looking statements.  Factors that might cause such a difference include actions that may or may not be taken by the NASDAQ, the Securities and Exchange Commission or the Pink OTC Markets Inc. in connection with the proposed delisting.  The Trust undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

www.businesswire.com/cnn/tel-offshore.htm